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Exhibit 8.1

1201 Walnut, Suite 2800	Tel (816) 842-8600
Kansas City, MO 64106-2150	Fax (816) 691-3495

September 13, 2004

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Re:	Inergy, L.P.

Registration Statement on Form S-3

Ladies and Gentlemen:

We acted as counsel to Inergy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of common units (the “Common Units”) representing limited partner interests in the Partnership pursuant to the Partnership’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on or about September 13, 2004.

We prepared the discussion set forth under the caption “Tax Considerations” in the Registration Statement (the “Discussion”). Capitalized terms not defined herein shall have the meanings given to them in the Registration Statement. All statements of legal conclusions contained in the Discussion, unless otherwise noted, reflect our opinion with respect to the matters set forth therein as of the date hereof.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Partnership and statements of the General Partners and its officers as we have deemed necessary for purposes of the opinions expressed below.

In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder by the U.S. Department of Treasury (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, perhaps with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein. In addition, there can be no assurance that the IRS will not asset contrary positions.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that the federal income tax discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided accurately

KANSAS CITY OVERLAND PARK WICHITA WASHINGTON, D.C. PHOENIX ST. LOUIS OMAHA JEFFERSON CITY

Inergy, L.P.

September 13, 2004

describes such federal income tax matters (except for the representations and statements of fact of the Partnership and its General Partners, included in such discussion, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion and under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Securities and Exchange Commission issued thereunder.

Respectfully submitted,

/s/ STINSON MORRISON HECKER LLP